Exhibit 4.3

        FIRST MODIFICATION TO FOURTH AMENDED AND RESTATED LOAN AGREEMENT


     This First Modification to Fourth Amended and Restated Loan Agreement ("Amendment") is made this 24th day of April, 1998 by and among THE JUDGE
GROUP, INC., JUDGE, INC., JUDGE TECHNICAL SERVICES, INC., JUDGE PROFESSIONAL SERVICES, INC., THE BERKELEY ASSOCIATES CORP., JUDGE IMAGING SYSTEMS, INC. d/b/a Judge Information Management Solutions, JUDGE ELECTRONICS SERVICES OF FLORIDA, INC., JUDGE INC. OF NEW JERSEY, JUDGE TECHNICAL SERVICES OF N.J., INC. (jointly and severally, "Borrowers" and singly, each is a "Borrower") and PNC BANK, NATIONAL ASSOCIATION ("Lender").

                                   BACKGROUND

     A. On December 10, 1996, Borrowers, Sureties and Lender entered into a certain Fourth Amended and Restated Loan and Security Agreement ("Loan Agreement"), and related agreements and documents to evidence: (i) a certain $11,000,000 line of credit (the "Revolving Loan") pursuant to a certain $11,000,000 Amended and Restated Committed Line of Credit Note from Borrowers to Lender dated December 10, 1996 (the "Committed Line of Credit Note") and (ii) a certain $1,000,000 term loan (the "Term Loan") pursuant to a certain $1,000,000 term note from Borrowers to Lender dated September 3, 1996 (the "Term Note"), and to otherwise reflect certain loan arrangements between the parties. For the purposes hereof, the Revolving Loan and the Term Loan are hereinafter collectively referred to as the "Loans" and the Committed Line of Credit Note and the Term Note are hereinafter collectively referred to as the "Notes". The Term Loan has been paid and satisfied in full.

     B. The Loans and all other obligations of Borrowers to Lender are secured by a first lien on and security interest in all of each Borrower's now existing and hereafter acquired and arising property, including without limitation, accounts, chattel paper, documents, instruments, general intangibles, goods, inventory, equipment and fixtures, and all cash and non-cash proceeds (including without limitation, insurance proceeds) of all of the foregoing property and all additions and accessions thereto, substitutions therefor and replacements thereof (the "Collateral").

     C. Pursuant to the terms of certain Guaranty and Suretyship Agreements (collectively, the "Surety Agreements") all dated December 10, 1996 from Martin
E. Judge, Jr., Michael A. Dunn and Kathleen A. Dunn, husband and wife (collectively, "Sureties") to Lender, Sureties had unconditionally guaranteed, as surety, the existing and future liabilities of Borrowers to Lender. The obligations of Sureties under the Surety Agreements have been released and the Surety Agreements have been terminated.

     D. On or about January, 1997, Judge Imaging registered the fictitious name "Judge Information Management Solutions" in the various jurisdictions in which it does business. For the purposes of collecting receivables, Judge Imaging is using the name "Judge Information Management Solutions".

     E. For the purposes hereof, the Loan Agreement, the Notes, and all other agreements, instruments and documents executed pursuant thereto are sometimes hereinafter collectively called the "Existing Financing Agreements." All terms not otherwise defined herein shall have the respective meanings ascribed thereto in the Existing Financing Agreements.

     F. The parties have agreed, subject to the terms and conditions of the Existing Financing Agreements, as modified by this Amendment, to modify certain terms of the Revolving Loan and certain covenants existing in the Loan Agreement.

     NOW, THEREFORE, with the foregoing Background deemed incorporated by reference herein and made a part hereof, the parties hereto, intending to be legally bound, hereby promise and agree as follows:

     1. AMENDMENTS TO REVOLVING LOAN.

        (a) The Revolving Loan is amended, effective on the date hereof, as follows:

           I. Section 2A.1(b) of the Loan Agreement is hereby deleted in its entirety and is hereby replaced with the following new Section 2A.1(b):

          (b) Definition of Revolving Loan Limit. Borrower's Revolving Loan Limit shall, subject to Sections 2A.1(d) and 2D hereinbelow, be the lesser of:

             (i) Twenty-Five Million Dollars ($25,000,000) less the outstanding principal balance due by the Borrowers on the Letters of Credit described in Section 2A.1(d); or



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             (ii) The value of the following Collateral determined as follows:

                Eighty-five (85%) percent of the Qualified Accounts (less reserves determined by Lender for advertising allowances, warranty claims and other contingencies) of Judge Group, New Judge, Inc., Judge Technical, Berkeley Associates, Judge Imaging, Judge Professional, Judge of Florida, Judge of New Jersey, Judge Technical of NJ and Judge Imaging.

          Anything to contrary contained hereinbelow notwithstanding, the Lender may increase or decrease the stated advance rates with respect to Qualified Accounts of the Borrowers as Lender in its sole and absolute discretion may determine.

          Notwithstanding anything herein to the contrary, Borrowers acknowledge that the Revolving Loan matures on May 31, 2003 and that during the time the Revolving Loan is outstanding, the aforementioned advance rate of eighty-five (85%) percent may be reduced by the Lender at its sole discretion and that the Lender may establish reserves or reduce advance rates with respect to Qualified Accounts or limit advances in the nature of letters of credit, at its sole and absolute discretion; provided, however, the Lender agrees to notify the Borrowers in writing at least fifteen (15) days in advance of any decrease in the advance rate.

          Lender, upon fifteen (15) days prior written notice to the Borrowers, shall have the right to increase or decrease the Revolving Loan Limit from time to time.

              II. Section 2A.1(c) of the Loan Agreement is hereby amended to add the following new subsection (J):

          (J) (i) The Account shall be eligible only to the extent that it is not subject to any defense, claim of reduction, counterclaim, set-off, recoupment, or any dispute or claim for credits (including without limitation, vendor rebates), allowances or adjustments by the Account Debtor because of returned, inferior, damaged goods or unsatisfactory services, or for any other reason;

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

          (ii) The goods the sale of which gave rise to the Account were shipped or delivered or provided to the Account Debtor on an absolute sale basis and not on a bill and hold sale basis, a consignment sale basis, a guaranteed sale basis, a sale or return basis, or on the basis of any other similar terms making the Account Debtor's payment obligations conditional;

          (iii) The Account shall be ineligible if fifty percent (50%) or more of the accounts of the related Account debtor and its affiliates are more than ninety (90) days past due from the date of original invoice therefor;

          (iv) The Borrower has not received any note, trade acceptance, draft, chattel paper or other instrument with respect to, or in payment of, the Account, unless, if any such instrument has been received, the Borrower immediately notifies the Bank and, at the Bank's request, endorses or assigns and delivers such instrument to the Bank;

          (v) The Account shall be ineligible if the Account debtor is domiciled in any country other than the United States of America or the Province of Ontario, Canada, unless such Account is supported by a documentary letter of credit, duly assigned to and in the possession of the Bank, from a financial institution acceptable to the Bank and the terms and conditions of which are acceptable to the Bank.


                III. Section 2A.2 of the Loan Agreement is hereby deleted in its entirety and is hereby replaced by the following new Section 2A.2:

                   2A.2 Interest Rate. Except in the event of the occurrence of an Event of Default as provided in the Committed Line of Credit Note and subject to Section 2B.2(b)(iii) below, the Revolving Loan shall bear interest at the rate(s) of interest set forth in the Committed Line of Credit Note; provided, however, upon the occurrence of an Event of Default, the Revolving Loan shall bear interest at the default rate of interest set forth in the Committed Line of Credit Note.

                IV. Section 2A.9 of the Loan Agreement is hereby deleted in its entirety and is hereby replaced with the following new Section 2A.9:

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

                   2A.9 Revolving Loan Facility Fee. The Borrower shall pay to the Lender a fee equal to one-eighth (1/8%)percent of the unused portion of the Revolving Loan, which fee shall be due and payable quarterly and in arrears five (5) business days after the end of each calendar quarter (three (3) months) commencing with the quarter ended June 30, 1998 and on the fifth (5th) business day after the end of each December, March, June and September of each calendar year while the Revolving Loan is outstanding.

                V. Section 2A.10 of the Loan Agreement is hereby deleted in its entirety and is hereby replaced with the following new Section 2A.10:

                   2A.10. Prepayment. The Revolving Loan may be prepaid in full and the Revolving Loan terminated by Borrowers at any time (collectively, such events constitute a "Termination"); provided, however, upon Termination of the Revolving Loan by the Borrower during the period(s) set forth below, Borrower shall unconditionally pay to Lender, the following:

                   (a) Three (3%) percent of the total Revolving Loan credit facility if Termination occurs in the twelve (12) months after May 31, 1998 ("Year 1");

                   (b) Two (2%) percent of the total Revolving Loan credit facility if Termination occurs in the twelve (12) months after May 31, 1999 ("Year 2"); and

                   (c) One (1%) percent of the maximum principal amount of the Revolving Loan Credit facility if Termination occurs in the twelve (12) months after May 31, 2000.

        (b) Contemporaneously herewith, Borrowers shall execute and deliver to Lender a Replacement Committed Line of Credit Note ("Replacement Note") to evidence their joint and several unconditional obligation to repay the Revolving Loan as modified hereby, which Replacement Note shall replace and supersede (but not extinguish Borrowers' unconditional obligation to repay the indebtedness evidenced by) the Committed Line of Credit Note.

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

     2. AMENDMENTS TO COVENANTS. All of the following shall be effective as of the date of this Amendment:

        (a) Section 5.15 of the Loan Agreement is hereby deleted in its entirety and is replaced by the following new Section 5.15:

          Affirmative Financial Covenants. The Borrowers shall comply with the following financial covenants, (the "Affirmative Financial Covenants") at all times during the term of the Loans. The Affirmative Financial Covenants shall be tested by the Lender on a calendar quarter basis, i.e. September 30, December 31, March 31 and June 30 of each calendar year during the terms of the Loans. The Borrowers shall deliver to the Lender within forty-five (45) days after the end of each calendar quarter, schedules setting forth in such detail as may reasonably by required by the Lender, a computation of the Financial Covenants and certified by the Chief Executive Officer of the Chief Financial Officer of Borrowers to be true and correct. The Affirmative Financial Covenants are as follows:

             (a) Tangible Net Worth. "Tangible Net Worth" shall mean the Borrowers' net worth plus subordinated debt plus Series A Preferred Stock plus subordinated advances from shareholders less officers'/employees' receivables less amounts due on covenants not to compete, all of the foregoing as set forth on the Borrowers' consolidated financial statements prepared in accordance with GAAP. Borrowers' Tangible Net Worth shall not be less than the following amounts at the dates set forth below:

           As of                                       Tangible Net Worth
           -----                                       ------------------

           March 31, 1998                              $20,000,000
           June 30, 1998                               $20,000,000
           September 30, 1998                          $21,000,000
           December 31, 1998                           $22,000,000
           March 31, 1999                              $23,000,000
           June 30, 1999                               $24,000,000
           September 30, 1999                          $25,000,000
           December 31, 1999 and
           at each calendar quarter
           and thereafter                              $28,000,000


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


             (b) Ratio of Liabilities to Tangible Net Worth. The ratio of Borrowers' consolidated Liabilities to Borrowers' Tangible Net Worth shall not exceed the following ratios at the dates indicated below.


           As of                                       Ratio Not to Exceed
           -----                                       -------------------

           March 31, 1998                              3.0 to 1
           June 30, 1998                               3.0 to 1
           September 30, 1998                          3.0 to 1
           December 31, 1998                           3.0 to 1
           March 31, 1999                              3.0 to 1
           June 30, 1999                               3.0 to 1
           September 30, 1999                          3.0 to 1
           December 31, 1999 and
           at each calendar quarter
           and thereafter                              3.0 to 1

             (c) Fixed Charge Coverage Ratio. During the term of the Loans, the Borrowers' Fixed Charge Coverage Ratio shall be at least 1.5 to 1 at the end of each calendar quarter (aggregated for the four preceding calendar quarters), beginning on March 31, 1998. For the purposes hereof, the "Fixed Charge Coverage Ratio" shall be calculated as the ratio of: (i) The Borrowers' aggregate net income plus depreciation, amortization, interest expense and all other non-cash charges plus net cash proceeds received from any new capital contribution or subordinated debt minus unfunded Capital Expenditures to (ii) the sum of current maturities of long term debt plus interest expense for all indebtedness for borrowed monies (including capitalized lease obligations), all as such terms would appear on a consolidated statement of income for Borrowers, prepared in accordance with GAAP, consistently applied.


        (b) Section 6.1 of the Loan Agreement is hereby deleted in its entirety and is hereby replaced by the following new Section 6.1:

             6.1 No Consolidation, Merger, Acquisition, Liquidation. Except as provided on Schedule 6.1, enter into any merger, consolidation, reorganization or recapitalization; take

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

     any steps in contemplation of dissolution or liquidation; conduct any part of Borrower's business through any corporate subsidiary, unincorporated association or other entity not disclosed on Schedule 4 to this Agreement; or acquire the stock or assets of any person, firm, joint venture, partnership, corporation or other entity, whether by merger, consolidation purchase of stock or otherwise, provided however that any Borrower may acquire the assets or stock of any independent entity without Lender's prior written consent so long as: (i) no Event of Default is outstanding hereunder at the time of such acquisition; (ii) such acquisition shall have a purchase price (paid in cash, by note or other consideration) of not more than $10,000,000 in the aggregate, and (iii) at the time of such acquisition, any purchased entity joins in and becomes obligated to repay the obligations evidenced hereby.


        (c) Section 6.7 of the Loan Agreement is hereby deleted in its entirety and is hereby replaced by the following new Section 6.7:

             6.7 Dividends and Other Distributions. Declare or pay any cash dividend or make any distribution on, or redeem, retire or otherwise acquire directly or indirectly, any share of its stock (except for purchases of up to $10,000,000 in the aggregate, from Borrowers' stock purchase plan), or make any distribution of assets to its stockholders.

        (d) Section 6.19 of the Loan Agreement is hereby deleted in its entirety and is replaced by the following new Section 6.19:

             Capital Expenditures. During any rolling four quarter period ending on the dates set forth below, enter into any agreement to purchase or pay for, or become obligated to pay for, capital expenditures, long term leases, capital leases or sale lease backs (collectively "Capital Expenditures"), in an amount aggregated in excess of the following amounts:




          For The Prior Four
          Calendar Quarters
          Ending on:                                  Not to Exceed
          ----------                                  -------------

          March 31, 1998                              $1,700,000
          June 30, 1998                               $2,600,000


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

          September 30, 1998                          $2,500,000
          December 31, 1998                           $2,000,000
          March 31, 1999                              $2,120,000
          June 30, 1999                               $2,180,000
          September 30, 1999                          $2,220,000
          December 31, 1999 and
          at each calendar quarter
          and thereafter                              $2,250,000

          Lender shall not unreasonably withhold its consent in the event of the Borrowers request Lender's consent to permit increases in the Capital Expenditures limits if necessary to accommodate acquisitions and corresponding asset upgrades.

         (e) Lender confirms that Borrower need not comply with that portion of
Section 8.7 of the Loan Agreement which requires Martin E. Judge, Jr. to retain more than 40% ownership of the stock of The Judge Group, Inc. and that the failure to so retain such stock shall not constitute an Event of Default under the Loan Agreement.

     3. INCORPORATION OF EXISTING FINANCING DOCUMENTS. The parties acknowledge and agree that this Amendment is incorporated into and made part of the Existing Financing Agreements, the terms and provisions of which, unless expressly modified herein, or unless no longer applicable by their terms, continue unchanged and in full force and effect. To the extent that any term or provision of this Amendment is or may be deemed expressly inconsistent with any term or provision in the Existing Financing Agreements, the terms and provisions hereof shall control.

     4. WAIVER OF EXISTING DEFAULTS. Lender and Borrowers acknowledge that an Event of Default from Borrowers' violation of the following section of the Loan Agreement was outstanding as of December 31, 1997:


        (a) Section 6.19 (Capital Expenditures).

Lender hereby waives the above-referenced default. Each Borrower agrees that it will hereafter comply fully with these and all other provisions of the Loan Agreement. Each Borrower further acknowledges and agrees that Lender's waiver herein is expressly limited to the


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

defaults during the period specified above and does not and shall not be deemed to constitute a waiver of any other defaults or Events of Default, nor shall it obligate Lender, or be construed to require Lender, to waive any other defaults, whether now existing or which may occur after the date of this Agreement, nor shall it limit Lender's rights to exercise all of its rights and remedies under the Loan Agreement, the Replacement Note, the Surety Agreements or the other loan documents executed in connection therewith, all of which rights Lender expressly reserves.

     5. LOAN DOCUMENTS. Except where the context clearly requires otherwise, all references to the Committed Line of Credit Note in the Loan Agreement or in any other document delivered to Lender in connection therewith shall hereafter be to the Replacement Note.

     6. BORROWER RATIFICATIONS. Each Borrower agrees that it has no defenses or set-offs against the Lender, its officers, directors, employees, agents or attorneys with respect to the Note or the Loan Agreement, all of which are in full force and effect and shall remain in full force and effect unless and until modified or amended in writing in accordance with their terms. Each Borrower hereby ratifies and confirms its obligations under the Committed Line of Credit Note and the Loan Agreement and agrees that the execution and the delivery of this Agreement does not in any way diminish or invalidate any of its obligations thereunder.


     7. REPRESENTATIONS AND WARRANTIES. Each Borrower hereby certifies that:

        (a) except as otherwise disclosed to Lender on Exhibit 7(a) attached hereto and made a part hereof, the representations and warranties made in the Replacement Note and the Loan Agreement are true and correct as of the date hereof;

        (b) no Event of Default under the Replacement Note or the Loan Agreement and no event which with the passage of time or the giving of notice or both could become an Event of Default, exists on the date hereof; and

        (c) this Agreement has been duly authorized, executed and delivered so as to constitute the legal, valid and binding obligation of each Borrower, enforceable in accordance with its terms.

All of the above representations and warranties shall survive the

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

making of this Agreement.

     8. NO WAIVER. Except as expressly provided herein, this Agreement does not and shall not be deemed to constitute a waiver by Lender of any Event of Default under the Committed Line of Credit Note, Loan Agreement or of any event which with the passage of time or the giving of notice or both would constitute an Event of Default, nor does it obligate Lender to agree to any further extension of the maturity date of the Replacement Note or constitute a waiver of any of Lender's other rights or remedies.

     9. COLLATERAL. Each Borrower hereby confirms that the Loan Agreement, as amended, any other collateral or security agreements of each Borrower, and all Collateral, liens, security interests, mortgages, and pledges created by each Borrower, continue unimpaired and in full force and effect and shall cover and secure all of Borrowers' existing and future liabilities to Lender, including without limitation, Borrowers' liabilities on the Loans, as amended hereby.

     10. RELEASE. In consideration for Lender's agreement to consent to the modifications set forth herein, Borrowers hereby waive and release and forever discharge Lender and its officers, directors, attorneys, agents, and employees from any liability, damage, claim, loss or expense of any kind that they may have now or hereafter against Lender or any of them arising out of or relating to the Loans. Borrowers hereby further agree to indemnify and hold Lender and its officers, directors, attorneys, agents and employees harmless from any loss, damage, judgment, liability or expense (including counsel fees) suffered by or rendered against Lender or any of them on account of any claims arising out of or relating to the Loans. Borrowers further state that they have carefully read the foregoing release, know the contents thereof and grant the same as their own free act and deed.

     11. CONDITIONS TO CLOSING. Borrowers shall deliver the following to Lender prior to the execution hereof (the "Closing Date") (all documents to be in form and substance satisfactory to Lender):

        (a) This fully executed Amendment, the Replacement Note with Disclosure of Confession of Judgment form and each other document required by any provision hereof;

        (b) Certified copies of a resolution of each corporate Borrower's Board of Directors and each partnership Borrower's general


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

partners authorizing the execution of this Amendment, and all agreements and documents referred to herein; and

        (c) Unconditional payment to Lender of an amendment fee equal to $14,000.

     12. MISCELLANEOUS.

        (a) Headings. The headings of any paragraph of this Amendment are for convenience only and shall not be used to interpret any provision hereof.

        (b) Other Instruments. Each Borrower agrees to execute any other documents, instruments and writings, in form satisfactory to Lender, as Lender may reasonably request, as further evidence of Borrower's obligations hereunder and otherwise to carry out the intentions of parties hereunder.

        (c) Modifications. No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.

        (d) Third Parties. No rights are intended to be created hereunder for the benefit of any third party donee, creditor or incidental beneficiary.

        (e) Payment of Costs and Expenses. Each Borrower unconditionally agrees to reimburse Lender for any of its out-of-pocket costs and expenses (including without limitation attorneys' fees) arising in connection with the preparation, negotiation, closing and administration of this Amendment and the enforcement of Lender's rights under the Existing Financing Agreements, as modified hereby.

        (f) Consent to Jurisdiction. Borrowers irrevocably consent to the jurisdiction of the Courts of Common Pleas of Philadelphia, Commonwealth of Pennsylvania or the United States District Court for the Eastern District of Pennsylvania in any and all actions and proceedings whether arising hereunder or under any other agreement or undertaking and irrevocably agree to service of process by certified mail, return receipt requested to the address of Borrowers set forth in the Loan Agreement.


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


        (g) Waiver of Jury Trial. Borrowers hereby irrevocably waive any and all rights any of them may have to a jury trial in connection with any litigation commenced by or against Lender with respect to rights and obligations of the parti es hereto or otherwise.

        DATED the date and year first above written.

THE JUDGE GROUP, INC.
JUDGE, INC.
JUDGE TECHNICAL SERVICES, INC.
JUDGE PROFESSIONAL SERVICES, INC.
THE BERKELEY ASSOCIATES CORP.
JUDGE IMAGING SYSTEMS, INC.
   d/b/a Judge Information Management Solutions
JUDGE ELECTRONICS SERVICES OF FLORIDA, INC.
JUDGE INC. OF NEW JERSEY
JUDGE TECHNICAL SERVICES OF N.J., INC.



By: /s/ Martin E. Judge, Jr.
    ---------------------------------------
        Martin E. Judge, Jr., on behalf of
        all of the above companies



Attest: /s/ Katherine A. Wiercinski
        -----------------------------------
            Katharine A. Wiercinski, on
            behalf of all of the above
            companies


                                           PNC BANK, NATIONAL ASSOCIATION


                                           By:
                                              ---------------------------

                                           Title:
                                                 ------------------------


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